UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2008

FTI CONSULTING, INC.

(Exact name of registrant as specified in charter)

Maryland	001-14875	52-1261113
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 South Flagler Drive, Suite 1500, West Palm Beach, Florida 33401

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (561) 515-6078

500 East Pratt Street, Suite 1400, Baltimore, Maryland 21202

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)	Compensatory Arrangements of Certain Officers.

On July 31, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of FTI Consulting, Inc. (“FTI”) took action to offer to Jack B. Dunn, IV, our President and Chief Executive Officer, an extension of his employment term and changes to compensation. The Committee presented the offer to Mr. Dunn on August 4, 2008 and after discussions revised the terms of the offer on August 5, 2008, which terms were agreed to by Mr. Dunn that day. The revised employment agreement terms and compensation changes are described below.

Amendment No. 2 to Employment Agreement of President and Chief Executive Officer

Upon execution of the amendment, the term of the employment agreement dated as of November 5, 2002, as amended (the “Dunn Employment Agreement”), between FTI and Mr. Dunn, that currently terminates on November 5, 2010 will be extended to August 12, 2011 (the “First Additional Term”). The First Additional Term may be extended for two additional one year terms to August 12, 2013, if neither party has notified the other of his or its intention not to renew by the date of each additional one-year extension. In addition, the Employment Agreement will be amended to provide that the executive’s place of employment may be Baltimore, Maryland, Annapolis, Maryland or Palm Beach (West Palm Beach), Florida.

Adjusted Annual Base Salary

Mr. Dunn’s annual base salary increased to $1.5 million retroactive to July 1, 2008.

Standing Restricted Stock Awards

Mr. Dunn has been awarded a standing automatic restricted stock award with a value equivalent to $250,000 on the date following FTI’s quarterly and annual public earnings release each year (the “Standing Stock Award”), without the necessity of further action of the Committee. The number of shares of restricted stock awarded to Mr. Dunn will be determined by dividing (i) $250,000, by (ii) the closing price per share of common stock of FTI as reported on the New York Stock Exchange for the day following the date of each relevant quarterly and annual FTI’s earnings release (the “Stock Grant Date”). The restricted shares granted pursuant to each Standing Stock Award of FTI will vest as follows: 33.33% of the award shares on the first anniversary of the Stock Grant Date, 33.33% of the award shares on the second anniversary of the Stock Grant Date, and 33.34% of the award shares on the third anniversary of the Stock Grant Date, subject to the terms of Mr. Dunn’s Employment Agreement relating to the continued vesting of equity awards during his “Transition Period” (as defined in the Employment Agreement) and accelerated vesting on death, disability, termination by Mr. Dunn for “good reason,” termination by the Company without “cause” and a “change of control” (the “Additional Vesting Terms”). Terms such as “cause,” “good reason,” “change of control” and “disability” or terms of like import have the meanings given them in the Employment Agreement. The Standing Stock Awards will be awarded out of the shares available under the FTI Consulting, Inc. 2006 Global Long-Term Incentive Plan, as amended (the “2006 Plan”), or any other stockholder approved equity plan in effect from time to time. The Standing Stock Awards replace and supersede the automatic formula stock option awards to Mr. Dunn first authorized by the Compensation Committee in December 1996, and affirmed in March 2005, that provided for the automatic grant of a stock option exercisable for 22,500 shares of common stock of FTI to Mr. Dunn on the date following the quarterly and annual public earnings release each year at an exercise price equal to the closing price per share of our common stock as reported on the New York Stock Exchange on the day following the date of the applicable earnings release plus 10%. Mr. Dunn will begin receiving the Standing Stock Award the day following the announcement of earnings for the second quarter ended June 30, 2008.

Performance Based Equity Awards

In consideration of Mr. Dunn agreeing to his contract extension, Mr. Dunn will be awarded performance-based shares of restricted stock with a value equivalent to $5.0 million on August 11, 2008 (the “Performance Stock Award”). The number of shares of restricted common stock subject to the Performance Stock Award will be determined by dividing (i) $5.0 million, by (ii) the closing price per share of common stock of FTI reported on the New York Stock Exchange for August 11, 2008 (the “Dunn Restricted Shares”). The Dunn Restricted Shares will be awarded from authorized shares available under the 2006 Plan. The Dunn Restricted Shares will vest in five equal annual installments of 20% on the day following the first through fifth anniversary dates of the grant date; provided that the applicable performance goals based on the achievement of annual revenue and earnings per share targets have been achieved. The applicable revenue and earnings per share targets will be adjusted for acquisitions and dispositions of businesses or portions of businesses. The vesting terms will also be subject to the applicable provisions of Mr. Dunn’s Employment Agreement. Mr. Dunn may earn 50% of the number of restricted shares that would have otherwise vested on an applicable vesting date, if one but not both of the revenue and earnings per share targets for the applicable period has been achieved and the balance of the restricted shares that do not vest for the applicable period will be forfeited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, FTI has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FTI CONSULTING, INC.

Dated: August 8, 2008	By:	/S/ ERIC B. MILLER
Eric B. Miller
Executive Vice President and
General Counsel

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